Exhibit 99.2
USA Mobility, Inc. Investor Conference Call
May 6, 2010
10:00 a.m. Eastern Time
Operating Results for the 1st Quarter Ended March 31, 2010
Operator:	Good morning and welcome to USA Mobility’s First Quarter Investor Conference Call. Today’s call is being recorded. Online today we have Vince Kelly, President and CEO, and Tom Schilling, Chief Operating Officer and CFO. At this time for opening comments I will turn the call over to Mr. Kelly. Please go ahead, sir.

Mr. Kelly: Good Morning. Thank you for joining us for our first quarter investor update. Before we discuss our operating results, I want to remind everyone that today’s conference call may include forward-looking statements that are subject to risks and uncertainties relating to USA Mobility’s future financial and business performance. Such statements may include estimates of revenue, expenses, and income, as well as other predictive statements or plans which are dependent upon future events or conditions. These statements represent the Company’s estimates only on the date of this conference call and are not intended to give any assurance as to actual future results. USA Mobility’s actual results could differ materially from those anticipated in these forward-looking statements. Although these statements are based upon assumptions that the Company believes to be reasonable, they are subject to risks and uncertainties. Please review the risk factors section relating to our operations and the business environment in which we compete, contained in our 2009 Form 10-K, our first quarter Form 10-Q, and related Company documents filed with the Securities and Exchange Commission. Please note that USA Mobility assumes no obligation to update any forward-looking statements from past or present filings and conference calls.

Let me begin by highlighting what we believe was an extraordinarily successful first quarter for USA Mobility. Despite a still sluggish economy, high jobless rates nationwide, and continued migration of customers to alternative wireless services, we ended the quarter ahead of our key operating goals for subscribers, total revenue, average revenue per unit (or ARPU), operating expenses, and operating cash flow. At the same time, we were able to maintain cash flow margins, operate profitably within a low-cost operating structure, and once again return capital to our stockholders. Tom will discuss our financial results in more detail in a few minutes, but first I want to point out just a few of the key accomplishments we achieved during the quarter.
1.	Subscriber and revenue trends showed significant improvement in the first quarter as the economic recovery gained momentum and unemployment rates began to stabilize. Our annual rate of subscriber erosion for the first quarter of 2010 was the lowest in 15 months while our quarterly loss rate was the best in more than two years.

2.	We are very pleased with the progress we made in reducing Operating Expenses in the first quarter. Excluding depreciation, amortization and accretion, Operating Expenses declined 20 percent over the past year and are down nearly 40 percent from two years ago.

3.	The slow down in revenue erosion and continued cost management resulted in an increase in earnings before interest, taxes, depreciation, amortization and accretion (or EBITDA) for the first quarter. It also allowed us to maintain a very strong EBITDA margin of 35 percent.

4.	Most importantly for stockholders, we continued to meet our goal of generating sufficient free cash flow during the first quarter to return capital to stockholders consistent with our capital allocation strategy. We produced $17.9 million in cash from operations in the first quarter, allowing us to pay a regular quarterly cash distribution of $0.25 per share on March 31, 2010. In addition, our Board of Directors (“Board”) yesterday declared a regular quarterly cash distribution of $0.25 per share to be paid June 25, 2010.

5.	We purchased 364,407 shares of the Company’s common stock during the first quarter under our Stock Repurchase Program that commenced in August 2008. As of April 1st, approximately $20.4 million remain available for purchases under the currently approved plan.
Overall, we are very pleased with our results for the first quarter and believe we’re well positioned for a solid year in 2010. At this point I’ll ask Tom Schilling, our COO and CFO, to review our first quarter financial results and provide additional comments on our recent operating performance Tom.
Mr. Schilling:	Thanks Vince, and good morning.

As Vince mentioned, we are very pleased with the Company’s first quarter results, which are in line with our previously announced financial guidance. Continued reductions in operating expenses, combined with reduced customer churn and an increase in ARPU contributed to strong cash flows and a higher EBITDA margin for the quarter.

We were especially pleased with the improvement in subscriber trends during the quarter, which had deteriorated significantly for most of 2009 as a result of the weak economy and the sharp increase in unemployment rates nationwide.

We ended the quarter with 2,099,000 subscribers, a net decrease of 83,000 units during the quarter, compared to a decline of 115,000 units in the prior quarter and 208,000 in the year-earlier quarter. The quarterly rate of subscriber loss improved to 3.8 percent from 5.0 percent in the fourth quarter and 7.4 percent in the year-earlier quarter. Our annual rate of net unit loss improved to 19.5 percent, compared to 22.5 percent in the fourth quarter and 21.8 percent in the year-earlier quarter.

Total Gross Placements increased to 76,000 in the first quarter from 68,000 in the fourth quarter, while Disconnects declined to 159,000 from 183,000 in the prior quarter.

Healthcare continues to be our most stable market segment with the highest gross placement rate and lowest net unit loss rate. In the first quarter, the gross placement rate for Healthcare was 3.5 percent and the net unit loss rate was 1.4 percent, compared to 3.4 percent and 2.1 percent, respectively, for the prior quarter. Overall, Healthcare contributed nearly 70 percent of all gross placements in our direct channel during the quarter. At March 31st, Healthcare represented 54.5 percent of our total subscriber base, compared to 44.9 percent a year ago.

Total Paging ARPU was $9.00 in the first quarter, compared to $8.88 in the fourth quarter and $8.86 in the first quarter of 2009. The increase in ARPU, which reached its highest level in nearly five years, is a result of our ongoing initiative to adjust prices for our services to better reflect the value provided to our customers.

Paging Revenue in the first quarter was $57.8 million, a decline of 3.1 percent from $59.7 million in the fourth quarter. The annual rate of decline was 19.7 percent in the first quarter, compared to 21.5 percent in the prior quarter.

Product Sales declined 14.5 percent to $3.4 million in the first quarter from the fourth quarter, due mostly to lower Lost Pager Revenue reflecting the improvement in disconnect rates. Cellular phone sales and Other Revenue also declined from the prior quarter by 10.9 percent and 10.8 percent, respectively, although the number of cellular activations was up slightly from the fourth quarter. These categories represented less than 3 percent of total Revenues.

Total Revenue for the first quarter was $62.8 million, compared to $65.4 million in the fourth quarter and $79.7 million in the first quarter of 2009. The quarterly rate of Revenue erosion improved to 4.0 percent, compared to 5.9 percent in the fourth quarter and 5.4 percent in the year-earlier quarter. Revenue declined 21.2 percent on an annual basis in the first quarter compared to 22.4 percent in the fourth quarter and 15.9 percent in the year-ago quarter.

Turning to Operating Expenses, we again made excellent progress in the first quarter. Total Operating Expenses (excluding depreciation, amortization and accretion) were $40.8 million, a reduction of $10.2 million, or 20.0 percent from the first quarter of 2009. First quarter Operating Expenses declined 7.9 percent from the fourth quarter and represented 65.0 percent of revenue compared to 67.8 percent for the prior quarter.

Payroll expense, the Company’s largest expense item, decreased 22.2 percent in the first quarter to $15.6 million from $20.1 million in the first quarter of 2009.

Headcount at March 31st was 628, a reduction of 20.1 percent from 786 a year earlier. As we’ve noted previously, we will continue to adjust staffing levels as necessary in order to best meet our current and anticipated business needs and customer requirements.

Site Rent expense, our second largest operating expense, declined 8.0 percent to $9.1 million in the first quarter versus the prior quarter, and 19.1 percent from the year-earlier quarter, as we continue our network rationalization program, including deconstructing sites, renegotiating site leases and moving to less costly sites. At March 31st, we operated 6,777 active transmitters, compared to 7,123 at year-end. The number of transmitters at customer-provided sites — that is, those with no associated rent expense — was 2,479 for the quarter, down slightly from 2,522 at year-end. We reduced the number of our “paid” active transmitters to 4,298 at March 31st from 4,601 at December 31, 2009.

All Other Expenses were $16.1 million in the first quarter as compared to $19.8 million in the first quarter of 2009, a reduction of 18.4 percent reflecting our management of all other costs of our business.

EBITDA for the first quarter was $22.0 million, compared to $21.0 million in the fourth quarter and $28.6 million in the first quarter of 2009. EBITDA margin increased to 35.0 percent in the first quarter, compared to 32.2 percent in the fourth quarter and 35.9 percent in the year-earlier quarter. A schedule reconciling Operating Income to EBITDA has been included in our earnings release.

Capital Expenses were $1.7 million in the first quarter, compared to $5.0 million in the fourth quarter and $6.1 million in the first quarter of 2009. The decrease was due principally to the timing of pager device purchases.

Net Income for the first quarter was $8.9 million, or $0.39 per fully diluted share, compared to $10.0 million, or $0.43 per fully diluted share, for the year-ago quarter.

As you may have noted in our press release we expect $0.02 of our quarterly cash distribution will be treated as a dividend distribution and the remaining $0.23 as return of capital, where as in prior years our cash distributions were entirely a return of capital. The reason for this change is we now expect to generate current year income under the IRS rules for Current Earnings and Profits, and therefore our cash distributions will be treated as dividend distributions up to the amount of taxable income. The allocation between dividend and return of capital is based on current trends that are subject to change. A determination of the split between taxable dividend and return of capital on our total cash distributions for 2010 will be made prior to January 31, 2011.

Just to be clear any taxable income we generate in 2010 will be substantially offset by our tax net operating losses, so we do not expect any significant cash liability for Federal income taxes.

With respect to our financial expectations for full-year 2010, we are maintaining the financial guidance we provided on February 24th. To repeat that earlier guidance, we expect Revenues for 2010 to range from $228 million to $238 million, Operating Expenses (excluding depreciation, amortization and accretion) to be between $158 million and $163 million, and Capital Expenses to range between $10 million and $12 million. I would again remind you that our projections are based on current trends and that those trends are always subject to change.

With that, I’ll turn it back over to Vince.

Mr. Kelly:	Thanks, Tom.

Before we take your questions, I wanted to address a few other items that may be of interest to investors:
•	First, I’ll provide a few sales and marketing highlights from the first quarter;

•	Second, I’ll briefly review our current capital allocation strategy;

•	And, finally, I’ll comment on our upcoming Annual Meeting of Stockholders.
Looking at our selling and marketing activities in the first quarter, we continued to focus on providing wireless messaging solutions to our target market segments of Healthcare, Government and Large Enterprise. These core segments represented approximately 87 percent of our direct subscriber base at the end of the quarter, up slightly from 86 percent at the end of 2009 and 82 percent in the same quarter a year ago. They also accounted for approximately 82 percent of our direct paging revenue in the first quarter compared to 76 percent in the year-earlier quarter. Our Healthcare segment continued to be a major contributor during the first quarter, generating approximately 53 percent of total direct paging revenue.

Our cellular business also made significant progress during the first quarter with total activations up from the prior quarter. It was the first full quarter since bringing on T-Mobile as a second provider, adding to our long-standing and valuable relationship with Sprint. As expected, T-Mobile has opened up many new opportunities for us to pursue, where a lower-cost solution is required.

We continued progress toward full commercialization of our I-Land messaging network during the first quarter. The I-Land system, which we introduced last November, is a two-way paging solution that offers the messaging speed of an in-house system with full wide-area roaming capabilities. The system’s two-way feature also allows for tracking and reporting of message status, plus feedback to the customer when messages have been received and read by the recipient. To date, the response to our campus-based messaging system has been very positive. Currently, we are in the final phase of deploying our first system, with another deployment in the early stages. And we are in late-stage discussions with numerous other major accounts. I would also note that we regard the I-Land System as a very important product for us for three main reasons: (1) it demonstrates our commitment to serving the evolving needs of our customers; (2) it reinforces the relevance of paging technology to the healthcare and emergency messaging sectors; and (3) as a unique and proprietary service, it clearly sets USA Mobility apart from the rest of the paging industry.

With respect to our current capital allocation strategy, I would note that the Board and management remain committed to our long-stated goal of returning capital to stockholders. That is a goal we established more than five years ago and it’s one that we intend to pursue as long as the Company continues to generate sufficient cash flow.

As most of you know, we began paying special cash distributions in 2005 and paid our first quarterly cash distribution in 2006. Since then we have continued to pay regular quarterly cash distributions. The Board also has declared special cash distributions from time to time, including in both 2007 and 2009. In addition, we initiated a share buy back program in 2008, which was recently extended through the end of this year.

With regard to how we plan to allocate capital going forward, the Board is continuing to review all of our options. As of today, given our projections for operating cash flow in 2010, we expect to continue paying quarterly cash distributions of 25 cents per share over the near-term. We believe this payout represents a strong yield based on our current share price. Also, we may consider paying special cash distributions from time to time, depending on a variety of factors, including our cash levels and other alternatives. As for the prospect of extending our share repurchase plan beyond this year, the Board expects to re-evaluate the entire program later this fall and decide on a future course of action before year-end.

Despite the Company’s solid performance in the first quarter and over the past several years, our ability to return capital to stockholders in our current form will diminish over time as our revenue and subscriber base continue to contract. Therefore, as we discussed on our fourth quarter earnings call, decisions regarding capital allocation will be weighed against other opportunities for creating long-term stockholder value, which may include acquisitions that provide improved revenue stability and more fully use our existing assets.

Finally, with regard to our Annual Meeting of Stockholders, the meeting will be held on May 12th, 2010 at 9:00 a.m. Eastern Time in Alexandria, Virginia. Given the limited number of items on the agenda, however, I expect the meeting — including management’s remarks — will be fairly brief. Nonetheless, all stockholders are welcome to attend, of course, and we will be happy to respond to any questions you might have for us at that time.

In summary, we are very pleased with our first quarter results and believe we are off to an excellent start in 2010. Since our formational merger in late 2004, we have generated significant free cash flow, distributed more than $328 million in distributions to our stockholders, paid down $140 million of debt incurred to fund the merger, bought back $47.5 million of Company stock and built a cash balance exceeding $115 million. That is well over $600 million of value in an industry many had written off years ago. Despite this progress, we believe we have much more to accomplish in the years ahead, and we are currently busy working on ways to continue to create and return value to stockholders and extend that value when we can.

At this point I will ask the operator to open up the line for your questions. We would ask you to limit your initial questions to one and a follow-up. After that, we will take additional questions as time allows. Operator?
[Investor Q&A]
CONCLUDING COMMENTS:

Mr. Kelly:	Thank you for joining us today. We look forward to speaking with you after we release our second quarter results. Thanks again and have a great day!

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